EXHIBIT 10.1

MONTGOMERY EQUITY PARTNERS, LTD.
101 Hudson Street
Suite 3700
Jersey City, New Jersey 07092

April 22, 2008

Medical Diagnostic Innovations Ltd.
3rd Floor, 14 South Molton Street,
London W1K 5QP, United Kingdom
ATTN:  Mr. Graham Cooper

In Veritas Medical Diagnostics, Inc.
The Green House
Beechwood Business Park North
Inverness – Scotland L2 IV2 3BL
ATTN:

Re:           Proposed  Assignment of Debenture No. MEP-1, dated September 7, 2005 in the original principal amount of $300,000 (the “Debenture”) issued by In Veritas Medical Diagnostics, Inc. (“In Veritas,” or the “Company”) to Montgomery Equity Partners, Ltd. (“Montgomery”)

Dear Mr. Cooper:

We understand that Medical Diagnostic Innovations Ltd. (“MDI”) is interested in purchasing the Debenture from Montgomery and understand further that you intend to enter into a subscription agreement (the “Subscription Agreement”), pursuant to which you will purchase common shares of In Veritas for $0.05 per share.

We will agree to assign the Debenture, and all related Transaction Documents (as that term is defined in the Debenture, and other than any warrants) , and release any shares of the Company held in escrow by Montgomery pursuant to the Escrow Agreement between the Company and Montgomery dated September 7, 2005), on a non-recourse basis, on the following terms and conditions:

1.
Within five (5) days of the date hereof, MDI shall pay Montgomery Fifty Thousand Dollars ($50,000) by wire transfer in immediately available funds.  This amount shall be retained by Montgomery (to be applied to interest, fees, or principal due under the Debenture, at its sole discretion) whether or not each of the transactions contemplated by this agreement are finalized.

2.
Within sixty (60) days of the date hereof, MDI shall pay Montgomery Two Hundred Thousand Dollars ($200,000) by wire transfer in immediately available funds.  (The date on which such payment is received by Montgomery shall be deemed the “Final Payment Date”)

If each of the above conditions is satisfied:

3.
Within three (3) days of the Final Payment Date, Montgomery will assign a principal balance of $250,000 of the Debenture and applicable Transaction Documents to MDI on a non-recourse basis, by executing an agreement substantially in the form attached hereto as Exhibit A.

4.
Within three (3) days of the Final Payment Date, Montgomery will effectuate a conversion of the entire remaining balance owed on the Debenture into shares of In Veritas at a price per share equal to the lower of:  (a) Five Cents; and (b) the net purchase price per share provided for in the Subscription Agreement.  The conversion shall be effectuated pursuant to the terms of the Debenture, other than the amendment of the conversion price set forth in this Letter Agreement.  The Company agrees that it will fully honor a conversion notice with the conversion price set forth herein, and deliver all shares set forth in the notice to Montgomery, in accordance with the terms of the Debenture.  Failure of the Company to honor the conversion notice in accordance with the terms of this Letter Agreement shall fully vitiate Montgomery’s obligations hereunder.

5.
Simultaneously with the final execution of the assignment agreement set forth in paragraph 3, the Company shall issue a warrant to Montgomery to purchase Five Million (5,000,000) shares of common stock of the Company at an exercise price of $0.05 per share, in the form attached hereto as Exhibit B.  Failure of the Company to issue such a warrant shall fully vitiate Montgomery’s obligations hereunder.

6.
No party may assign any of its rights hereunder without the prior consent of the other party hereto; provided that MDI may, without the consent of any other party, assign all or any portion of its rights hereunder to any of its Affiliates. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

If these terms are acceptable to you, please indicate your acceptance by signing in the space provided below.

[END OF PAGE; SIGNATURE PAGE TO FOLLOW]

MEDICAL DIAGNOSTICS, INC.

By:	/s/ Graham Cooper
Name: Graham Cooper
Title: Director

IN VERITAS MEDICAL DIAGNOSTICS, INC.

By:	/s/ Martin Thorp
Name: Martin Thorp
Title: Chief Financial Officer

MONTGOMERY EQUITY PARTNERS, LTD. By Yorkville Advisors LLC Its Investment Manager

By:	/s/ David Gonzalez
Name: David Gonzalez
Title Member

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